American Electromedics Signs Merger Agreement with Equidyne
          Systems Inc., Developer of New "Needle-Free Injector" Delivery Technology


          April 1, 1998 03:30 PM

          AMHERST, N.H.--(BUSINESS WIRE)--April 1, 1998--



          Patented, FDA Approved Technology Addresses Estimated $2 Billion Annual Market


          American Electromedics Corporation ('AMER') and its President, Michael Pieniazek, announced today that it has signed a merger agreement to acquire Equidyne Systems Inc., a developer of medical products based in San Diego, Calif. Upon completion of the merger, AMER will issue approximately 600,000 shares of its common stock to the shareholders of Equidyne. The merger is expected to be completed during the second calendar quarter of 1998 and the closing is contingent upon the completion of due diligence, and obtaining all necessary consents and other customary closing conditions.

          Equidyne Systems Inc. is a development company that owns a patented product for needle-free drug injection which features a lightweight, portable injector pen with a disposable medication ampule. The product is designed to replace a standard needle syringe. Equidyne has received FDA 510(k) market clearance approval. This new and innovative technology is designed to provide an effective, economical, safe and essentially pain-free injection method. Equidyne expects to be able to deliver commercial quantities of the product by late 1998. All key managers are expected to sign long-term employment agreements with AMER.

          Michael Pieniazek, president of AMER stated, "This merger will give AMER a patented, new technology to add to its portfolio of medically related product offerings. The "needleless needle" addresses an enormous market opportunity in a time when infectious disease and inadvertent contamination are major issues."

          Equidyne's core technology can be used for many different drug delivery regiments and allows for needle-free injection into either the subcutaneous or intra-muscular tissue. There are many uses for this product including the physician's office, hospital and clinics, vaccine inoculations and self administered injections by people with diabetes, allergies and other ailments.

          AMER currently develops, manufactures and markets intraoral dental camera systems and other diagnostic audiometric medical devices in the United States and worldwide. The company is committed to brining to the medical community products and superiority.

           This press release contains forward looking formation based upon current expectations that include a number of business risks and uncertainties. The factors that could cause results to differ materially include the following: delays in closing the merger or termination of the Merger Agreement, lack of market acceptance of the Equidyne technology, need for additional financing to exploit the Equidyne products, technological innovations by competitors and changes in regulatory approvals.